[LOGO] PMA CAPITAL
       A Specialty Risk Management Company

Mellon Bank Center   Suite 2800
1735 Market Street
Philadelphia, PA 19103-7590                                        PRESS RELEASE
================================================================================
For Release:  Immediate

     Contact:  Albert D. Ciavardelli
               (215) 665-5063

                 PMA Capital Reports Third Quarter 2000 Results;
                 -----------------------------------------------

               Subsidiary Realignment Increases Statutory Capital
               --------------------------------------------------

                         of Lead Company to $500 Million
                         -------------------------------


Philadelphia, PA, November 1, 2000 -- PMA Capital Corporation (NASDAQ: PMACA) today announced an after-tax operating loss of $13.5 million, or $0.61 per diluted share, for the nine months ended September 30, 2000. The third quarter after-tax operating loss was $29.3 million, or $1.35 per diluted share. Included in the results for 2000 was a charge of approximately $40 million after-tax ($60 million pre-tax) for higher than expected claims activity in certain lines of PMA Capital's reinsurance business. After-tax operating income for the first nine months of 1999 was $24.4 million, or $1.02 per diluted share, which included after-tax operating income of $8.6 million, or $0.36 per diluted share, for the third quarter of 1999.

Book value per share, excluding unrealized gains and losses, was $20.73 as of September 30, 2000, compared with $21.22 as of December 31, 1999 and $21.08 as of September 30, 1999.

Revenues for the first nine months of 2000 and 1999 were $484.2 million and $453.6 million, respectively. For the third quarter, revenues were $154.0 million in 2000, compared to $156.0 million in 1999. Net premiums written for the first nine months and third quarter increased by 7% and 9%, respectively, to $421.1 million and $135.9 million. The premium growth in 2000 primarily reflects rate increases across all of the Company's specialty insurance businesses.

The third quarter charge relating to the reinsurance operations reflects the effects of higher than expected claims activity primarily in certain classes of general liability and property business written on a pro rata basis in the 1998 and 1999 accident years. To a lesser extent, the third quarter results also reflect higher losses from certain lines of business written by Caliber One in the 1999 and 2000 accident years. The losses at PMA Re and Caliber One were partially offset by earnings for The PMA Insurance Group, which continues to be a solid performer and recorded another quarter of profitable growth in its specialty workers' compensation and integrated disability business.

"Although we are disappointed with this quarter's results, our detailed analysis of the origin of the increased claims activity revealed that we have already non-renewed, repriced or restructured a majority of the accounts that were identified as significant contributors to the increased claims activity. It appears that in all of our specialty insurance businesses, we are now in a more disciplined and improved underwriting environment, and we expect to see the benefits of that into next year," stated John W. Smithson, President and Chief Executive Officer of PMA Capital.

Net Income (Loss)
-----------------
PMA Capital's consolidated net loss for the third quarter and first nine months of 2000 was $25.4 million, or $1.17 per diluted share, and $10.8 million, or $0.49 per diluted share, respectively. Net income for the third quarter and first nine months of 1999 was $6.5 million, or $0.27 per diluted share, and $19.0 million, or $0.79 per diluted share, respectively.

Included in net income for the third quarter and first nine months of 2000 were after-tax net realized investment gains of $3.9 million and $2.6 million, respectively, compared with after-tax net realized losses of $2.1 million and $2.7 million for the same periods last year. Net realized investment losses in 1999 principally resulted from sales of investments in order to capitalize on higher yielding investment opportunities. Realized investment results for the third quarter of 2000 reflect gains from the sale of equity securities, which had reached the Company's targeted exit price level.

Net income for the first nine months of 1999 was also impacted by an after-tax charge of $2.8 million for the implementation of the new accounting rule for insurance-related assessments.

PMA Re
------
PMA Re reported a pre-tax operating loss of $40.4 million for the third quarter of 2000, compared with pre-tax operating income of $14.7 million for the same period last year. For the first nine months of 2000, PMA Re reported a pre-tax operating loss of $13.6 million, compared with pre-tax operating income of $37.8 million for the same period last year. The decline in earnings reflects the $60 million pre-tax charge in the third quarter of 2000 related to the effects of higher than expected claims activity.

Net premiums written were $46.6 million and $187.4 million in the third quarter and first nine months of 2000, respectively, compared with $46.0 million and $182.6 million, respectively, for the same periods last year. Gross premiums written increased $50.0 million to $121.5 million for the third quarter of 2000 and increased $59.5 million to $300.7 million for the first nine months of 2000. The improvements in gross premiums written reflect improved prices and expanded participations for products in PMA Re's Traditional and Finite Risk/Financial Products units. Ceded premiums increased $49.4 million to $74.9 million for the third quarter of 2000 and increased $54.7 million to $113.2 million for the first nine months of 2000. Substantially all of the increase in ceded premiums resulted from additional premiums ceded under existing retrocessional contracts covering the higher than expected claims in PMA Re's pro rata business.

The combined ratio, as computed using generally accepted  accounting  principles
(GAAP), was 234.4% for the third quarter of 2000, compared with 100.4% for the same period last year. For the first nine months of 2000, the GAAP combined ratio was 133.4%, compared with 102.5% for



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


the same period last year. The increase in the combined ratio reflects the effects of the higher than expected claims activity in the third quarter of 2000 primarily in the pro rata business.

Net investment income was $14.9 million and $44.7 million for the third quarter and first nine months of 2000, respectively, compared with $15.0 million and $42.6 million for the same periods last year. The 5% increase for the first nine months of 2000 reflects higher yields on invested assets resulting from a portfolio shift toward higher yielding invested assets that was substantially completed by the beginning of the third quarter of 1999.

The PMA Insurance Group
-----------------------
The PMA Insurance Group reported pre-tax operating income of $5.1 million for the third quarter of 2000, up 22% from $4.2 million for the same period last year. For the first nine months of 2000, pre-tax operating income was $16.4 million, an increase of 22%, compared with $13.4 million for the same period last year. These increases are due to improved underwriting results reflecting improving prices on both new and renewal business, partially offset by lower investment income.

Net premiums written were $86.6 million for the third quarter of 2000, an increase of $23.3 million, or 37%, compared to the same period last year. For the first nine months of 2000, net premiums written were $223.0 million, an increase of $40.5 million, or 22%, compared to the same period last year. These increases reflect higher direct premiums written of $24.6 million and $40.0 million for the three and nine months ended September 30, 2000, respectively, primarily due to select targeted growth and continued improvement in pricing in The PMA Insurance Group's workers' compensation and integrated disability insurance products.

"The substantial growth in both top-line and bottom-line results for The PMA Insurance Group reflects the successful execution of our business plan in this segment of our specialty operations. In recent years, The PMA Insurance Group has broadened its product capabilities to include an integrated disability product and has expanded its geographic breadth in a deliberate manner. This coupled with accelerating rate increases for the workers' compensation business throughout 2000 has had a positive impact on our results," commented Smithson.

The GAAP combined ratio, excluding Run-off Operations, was 108.9% and 109.4% for the third quarter and first nine months of 2000, respectively, compared with 114.9% and 113.9% for the comparable periods last year.

Net investment income, excluding Run-off Operations, decreased by $730,000 and $2.5 million for the third quarter and first nine months of 2000, compared with the same periods last year, due largely to a lower invested asset base.

The PMA Insurance Group's Run-off Operations, which reinsure certain obligations primarily associated with workers' compensation claims for the years 1991 and prior, had pre-tax operating losses of $159,000 and $284,000 for the third quarter and first nine months of 2000, respectively. The Run-off Operations had pre-tax operating income of $174,000 for the third quarter of 1999 and a pre-tax operating loss of $320,000 for the first nine months of 1999.

Caliber One
-----------
Caliber One reported a pre-tax operating loss of $4.2 million for the third quarter of 2000, compared with pre-tax operating income of $462,000 for the same period last year. For the first nine months of 2000, Caliber One had a pre-tax operating loss of $7.0 million, compared with a loss of $839,000 for the same period last year. The decline in Caliber One's operating results for the third quarter and first nine months of 2000 reflects higher than expected underwriting losses in certain casualty lines of business and, to a lesser extent, in their property lines of business. Partially offsetting these declines was higher investment income for the quarter and nine-month period.

Commenting on Caliber One's operations, Smithson stated, "We consider this year to be the end of Caliber One's start-up phase. We're very pleased to have established a presence in the excess and surplus lines marketplace as the fundamentals in that marketplace undergo significant improvement. We expect that in the longer-term Caliber One will provide PMA Capital with another source of quality earnings."

Caliber One's net premiums written were $11.4 million for the first nine months of 2000, compared with $30.7 million for the comparable period last year. The decline in net premiums written is due to the increased use of reinsurance and cancellation of certain professional liability policies during the first nine months of 2000.

Net investment income increased by $932,000 and $2.8 million for the third quarter and first nine months of 2000, compared with the same periods last year, due largely to higher invested assets.

Corporate and Other
-------------------
The Corporate and Other segment includes unallocated investment income and expenses, including debt service, as well as the results of certain of the Company's real estate properties. For the third quarter of 2000 and 1999, pre-tax operating losses for this segment were $5.5 million and $5.7 million, respectively. For the first nine months of 2000 and 1999, pre-tax operating losses were $16.2 million and $16.3 million, respectively.

Financial Position
------------------
Total assets were $3.4 billion as of September 30, 2000, compared with $3.2 billion as of December 31, 1999. Shareholders' equity was $417.9 million as of September 30, 2000, compared with $429.1 million as of December 31, 1999.

Share Repurchase Plan
---------------------
During the third quarter of 2000, PMA Capital repurchased 285,000 shares of its Class A Common Stock at a cost of $5.2 million (average per share price was $18.39). For the first nine months of 2000, share repurchases totaled 903,000 shares at a cost of $16.9 million (average per share price was $18.74).

As of September 30, 2000, PMA Capital has repurchased a total of 3.4 million shares at a total cost of $66.0 million (average per share price was $19.27) since the inception of its share repurchase program in February 1998, which represents approximately 14% of the outstanding shares at that time. As of September 30, 2000, the remaining share repurchase authorization was $24.0 million, which includes $15 million of share repurchase authority approved by the Board of Directors and announced in August 2000.

Realignment of Statutory Insurance Subsidiaries
-----------------------------------------------
PMA Capital also announced today the realignment of its statutory insurance subsidiaries effective September 30, 2000. The lead company -- PMA Capital Insurance Company, which today changed its name from PMA Reinsurance Corporation -- will have over $500 million in statutory surplus and a rating of A ("Excellent") from A.M. Best.

"This realignment more accurately reflects the true size of the surplus supporting our insurance operations and enhances our market presence in each of our specialty businesses. In addition, the realignment is an effective use of our capital and enhances our capital allocation flexibility," Smithson commented. "In particular, it reinforces our reinsurance market stature and strengthens our ability to service our clients," he added.

PMA Re Management Company has been formed to manage the reinsurance business underwritten by PMA Capital Insurance Company. The PMA Insurance Group and Caliber One will continue to be managed autonomously.

Quarterly Dividends
-------------------
PMA Capital also announced today that its Board of Directors declared a regular quarterly dividend on its Class A Common Stock of $0.105 per share to shareholders of record on December 12, 2000. The dividends will be paid on January 2, 2001. PMA Capital has paid consecutive quarterly dividends to its shareholders for the past 84 years.


PMA Capital Corporation, headquartered in Philadelphia, Pennsylvania, is an insurance holding company, whose operating subsidiaries provide specialty risk management products and services to customers throughout the United States. The primary product lines of PMA Capital's subsidiaries include: 1) property and casualty reinsurance, underwritten and marketed through PMA Re; 2) workers' compensation, integrated disability and other commercial property and casualty lines of insurance in the Mid-Atlantic and Southern regions of the United States, underwritten and marketed under the trade name The PMA Insurance Group; and 3) excess and surplus lines coverages, underwritten and marketed by Caliber One.

CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
The statements contained in this release and oral statements made by individuals authorized to speak on behalf of PMA Capital Corporation (the "Company") that are not historical facts are forward-looking statements and are based on estimates, assumptions and projections. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements are based on currently available financial, competitive and economic data and the Company's current operating plans based on assumptions regarding future events. The Company's actual results could differ materially from those expected by the Company's management. The factors that could cause actual results to vary materially, some of which are described with the forward-looking statements, include, but are not limited to, changes in general economic conditions, including the performance of financial markets and interest rates; regulatory or tax changes, including changes in risk-based capital or other regulatory standards that affect the ability of the Company to conduct its business; competitive or regulatory changes that affect the cost of or demand for the Company's products; the Company's ability to meet its marketing objectives; the effect of changes in workers' compensation statutes and their administration; the Company's ability to predict and effectively manage claims related to insurance and reinsurance policies; reliance on key management; adequacy of reserves for claim liabilities; adverse property and casualty loss development for events the Company insured in prior years; adequacy and collectibility of reinsurance purchased by the Company; severity of natural disasters and other catastrophes; the effect of claims related to Year 2000 systems problems ("Y2K Problems") asserted against the Company by insureds in which coverage is found to exist by courts in various jurisdictions, and the costs of any litigation with respect to Y2K Problems regardless of whether coverage is found; and other factors disclosed from time to time in reports filed by the Company with the Securities and Exchange Commission. Investors should not place undue reliance on any such forward-looking statements. The Company disclaims any obligation to update forward-looking information.

                             PMA Capital Corporation
                                 Financial Data
                (Dollars in thousands, except per share amounts)



                                                                    Three months ended Sept. 30,     Nine months ended Sept. 30,
Income Statement Data:                                                 2000           1999             2000             1999
--------------------------------------------------------------------------------------------------------------------------------
 Net premiums written:
        PMA Re                                                    $  46,579      $  45,963        $ 187,424        $ 182,628
        The PMA Insurance Group                                      86,574         63,289          222,955          182,472
        Caliber One                                                   2,882         15,828           11,425           30,681
        Corporate and Other                                            (178)          (110)            (669)            (363)
                                                                  ============================================================
 Consolidated                                                     $ 135,857      $ 124,970        $ 421,135        $ 395,418
                                                                  ============================================================

 Revenues:
 Net premiums earned:
        PMA Re                                                    $  41,121       $ 68,941        $ 174,866        $ 191,289
        The PMA Insurance Group                                      68,128         51,691          192,910          161,416
        Caliber One                                                   7,863          7,897           19,289           14,540
        Corporate and Other                                            (178)          (110)            (669)            (363)
                                                                  ------------------------------------------------------------
 Consolidated net premiums earned                                   116,934        128,419          386,396          366,882
 Net investment income                                               27,947         28,029           84,009           82,099
 Realized gains (losses)                                              5,997         (3,283)           4,068           (4,161)
 Other revenues                                                       3,087          2,869            9,748            8,828
                                                                  ------------------------------------------------------------
 Consolidated revenues                                            $ 153,965      $ 156,034        $ 484,221        $ 453,648
                                                                  ============================================================

 Components of operating income (loss) (1):
        PMA Re                                                    $ (40,377)      $ 14,674        $ (13,615)        $ 37,790
        The PMA Insurance Group                                       5,148          4,219           16,366           13,399
        Caliber One                                                  (4,239)           462           (7,030)            (839)
        Corporate and Other                                          (5,518)        (5,703)         (16,232)         (16,292)
                                                                  ------------------------------------------------------------
 Pre-tax operating income (loss)                                  $ (44,986)      $ 13,652        $ (20,511)        $ 34,058
                                                                  ============================================================
 After-tax operating income (loss)                                $ (29,260)       $ 8,646        $ (13,488)        $ 24,431
                                                                  ============================================================
 Net income (loss)                                                $ (25,362)       $ 6,512        $ (10,844)        $ 18,967
                                                                  ============================================================

 Weighted average common shares outstanding:
        Basic                                                    21,736,599     22,898,574       22,018,944       23,098,368
        Diluted (2)                                              21,736,599     23,708,233       22,018,944       23,918,756

 After-tax operating income (loss) per share:
        Basic                                                       $ (1.35)        $ 0.38          $ (0.61)          $ 1.06
                                                                  ============================================================
        Diluted (2)                                                 $ (1.35)        $ 0.36          $ (0.61)          $ 1.02
                                                                  ============================================================
 Net income (loss) per share:
        Basic                                                       $ (1.17)        $ 0.28          $ (0.49)          $ 0.82
                                                                  ============================================================
        Diluted (2)                                                 $ (1.17)        $ 0.27          $ (0.49)          $ 0.79
                                                                  ============================================================

 Balance Sheet Data:                                                        Sept. 30, 2000                  December 31, 1999
 -----------------------------                                              --------------                  -----------------
 Total assets                                                                   $3,396,451                       $ 3,245,087
 Shareholders' equity                                                            $ 417,851                         $ 429,143
 Shareholders' equity per share (including FAS 115)                                $ 19.33                           $ 19.21
 Shareholders' equity per share (excluding FAS 115)                                $ 20.73                           $ 21.22

(1) Pre-tax operating income (loss) represents pre-tax income (loss) from continuing operations, but excluding net realized investment gains (losses). After-tax operating income (loss) is net income (loss) excluding after-tax net realized investment gains (losses).

(2) For the third quarter and nine months ended September 30, 2000, common stock equivalents have been excluded from diluted weighted average shares because of their anti-dilutive effect on per share results for these periods.




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